EXHIBIT 10.6

Contract for Sale of Goods

This Contract for Sale of Goods is made this 18 day of October, 2017 by and between Guangzhou Super Clean Machinery co. Ltd., Add:13 # zhen zhong North Road Shenshan Industrial Zone. Jianggao Town Baiyun District, Guangzhou China (“Seller”) and CASTLE BRIDGE IMPACT MEDIA INC, 3 Banyatelep, Visegrad 2025 Hungary (“Buyer”), for the purchase of the goods made by Seller.

1. Term. This Contract shall begin on October 18th, 2017, and end by October 30th, 2018, unless the parties agree otherwise.

2. Delivery. Buyer will give Seller 60 days’ advance notice regarding the quantity requested for delivery. Upon receipt of the request for delivery, Seller will arrange for delivery through a carrier chosen by Seller, the costs of which shall be F.O.B.

3. Appointment. Buyer hereby appoints Supplier, and Supplier accepts such appointment, to act as a non-exclusive supplier of the Products to buyer.

4. Prices. The prices paid by buyer to seller for Products shall initially be as set forth in agreement between seller and buyer. Buyer shall have the right to purchase products at item prices. Prices are exclusive of all taxes, insurance, and shipping and handling charges, which are buyer’s sole responsibility.

5. Acceptance. Buyer will have the right to inspect the goods upon receipt, Buyer must give notice to Seller of any claim for damages on account of condition, quality, or grade of the goods, and Buyer must specify the basis of the claim in detail. Failure of Buyer to comply with these conditions will constitute irrevocable acceptance of the goods by Buyer. All notices between the parties must be in writing and delivered by courier or by certified mail, return receipt requested.

6. Confidentiality. Each of the parties hereto agrees to hold confidential and proprietary information and trade secrets obtained from the other, and designated as such in writing by the disclosing party, in confidence and not to use or disclose such confidential and proprietary information and trade secrets to third parties without the consent of the other party, except that each of parties may disclose such information to their respective employees and agents who need to know such information for the purposes of operating their respective businesses. The parties agree that the provisions contained in this paragraph shall survive the termination of this Agreement.

7. Warranty. Seller warrants that the goods sold hereunder are new and free from substantive defects in workmanship and materials. Seller's liability under the foregoing warranty is limited to replacement of goods or repair of defects or refund of the purchase price at Seller's sole option. No other warranty, express or implied, is made by Seller, and none shall be imputed or presumed.

8. Governing Law. This Contract shall be governed by the laws of the State of NV. Any disputes hereunder will be heard in the appropriate federal and state courts located in NV.

Buyer

/s/ Mester Frigyes

Seller

/s/ May